Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Jen Johnson, 262.703.5241, Jen.Johnson@Kohls.com

Jonas Prising Elected to Kohl's Corporation Board of Directors

MENOMONEE FALLS, Wis., August 17, 2015 - Kohl's Corporation (NYSE: KSS) today announced that its Board of Directors has elected Jonas Prising as a new board member, effective immediately. He has been elected to a term expiring at Kohl's 2016 annual shareholders meeting and will be eligible for re-election by Kohl's shareholders at that time. He will initially serve on the Board of Directors' Governance and Nominating Committee.

Mr. Prising is Chief Executive Officer of ManpowerGroup, where he has held a number of executive management positions since joining in 1999.

"Jonas is a great addition to our board,” said Kevin Mansell, Kohl's chairman, chief executive officer and president. “His leadership of a major corporation with complex operations and his broad-based knowledge of workforce solutions and labor market expertise will be valuable assets to Kohl's.”

Mr. Prising also serves as a director of ManpowerGroup. He currently serves on the Boards of JA Worldwide, JA USA, and JA of Wisconsin Inc. In addition, he serves as a co-chair of MiKE, an organization focused on supporting innovation and entrepreneurial leadership. A recognized expert on domestic and international labor markets and work trends, Mr. Prising regularly presents at conferences and summits around the world.

About Kohl’s
Kohl’s (NYSE: KSS) is a leading specialty department store with 1,164 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised more than $274 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.
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